Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-205960 on Form S-11 of our report dated March 1, 2017, relating to the consolidated financial statements and financial statement schedule of Griffin-American Healthcare REIT IV, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Griffin-American Healthcare REIT IV, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 29, 2017